Exhibit 10.33
2007 Performance Bonus Program.
On March 2, 2007, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (the “Company”), based upon the approval and recommendation of the Compensation Committee (the “Committee”), approved the adoption of the 2007 Performance Bonus Program (the “Bonus Program”) for the Company’s employees, including its executive officers. The Bonus Program was adopted to attract, motivate and retain the Company’s employees.
In order to be eligible for participation in the Bonus Program, an employee must be employed by the Company for at least six months (i.e. a start date before July 1, 2007) and still be employed at the end of 2007. Employees employed more than six months, but less than one year, are eligible to receive a pro-rated bonus payout. The annual cash bonuses and stock option awards, if any, for all employees, including executive officers, are calculated in accordance with a formula that takes into account base salary and accomplishment of specified corporate, departmental and individual goals. The Board determines the achievement of the corporate goals and the Company’s management team determines the achievement of departmental and individual goals. The relative weighting of the components of the goals, the allocation of awards between cash bonuses and stock option awards, and the percentage of base salary used to determine bonus eligibility vary by the levels of employee, with the bonuses of executive officers being weighted toward achievement of corporate goals, stock option awards and a higher percentage of base salary. Stock option awards are valued based on a Black Scholes calculation of the option award value. Payment of bonuses pursuant to the Bonus Program are based on the achievement of the following corporate goals: (i) certain financing goals; (ii) certain corporate development goals; (iii) achievement of certain clinical trial advancement goals; (iv) corporate/financial goals relating to achievement of certain financial measures; and (v) successful relocation of the Company’s facilities.
The Company expects that the cash and stock bonuses payable for fiscal year 2007, if any, will be calculated in the manner set forth above and will vary depending on the extent to which actual performance meets, exceeds, or falls short of the specified corporate goals and attainment of individual and departmental goals. In addition, the Company’s management team, the Committee and the Board retain the discretion to (i) increase, reduce or eliminate the cash and stock option bonuses that otherwise might be payable to all employees or any individual based on actual performance as compared to pre-established goals, and (ii) structure future or additional bonus and equity incentives in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers.